Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FISCAL 2006 FOURTH QUARTER AND FULL

YEAR FINANCIAL RESULTS

Fiscal 2006 Revenue Increases 60% Year-Over-Year

Fiscal 2006 Fourth Quarter Revenue Increases 110% Year-Over-Year and 5% Sequentially

Company Profitable for Fiscal 2006 Fourth Quarter and Full Year

Cash Position Increases to $26 Million

Company Provides Fiscal 2007 Revenue Guidance

IRVINE, Calif., May 2, 2006 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the fourth quarter and full fiscal year ended January 31, 2006.

Revenue for the fourth quarter of fiscal 2006 was $14.2 million, up 110% compared with $6.8 million reported for the fourth quarter of fiscal 2005 and up 5% sequentially compared with $13.6 million for the third quarter of fiscal 2006. Revenue for fiscal 2006 was $46.9 million, up 60% compared with $29.2 million reported for fiscal 2005.

Net income for the fourth quarter of fiscal 2006 was $6.9 million or $0.93 per share compared with a net loss of $2.6 million or $0.36 per share for the fourth quarter of fiscal 2005. Net income for fiscal 2006 was $6.3 million or $0.85 per share, on a fully diluted basis, compared with a net loss of $10.1 million or $1.37 per share, on a fully diluted basis, for fiscal 2005.

During the fourth quarter of fiscal 2006, Comarco sold its 18% ownership interest in SwissQual, the Company’s European reseller of its wireless test solutions “WTS” Seven. Five product platform, for total consideration of up to $12.2 million. Through January 31, 2006, Comarco has recorded a gain on sale totaling $5.9 million, net of tax, or $0.80 per share. Comarco may receive up to an additional $5.4 million of any escrowed and contingent consideration within the next 24 months upon satisfaction of certain performance and other requirements. Excluding this gain, net income for the fourth quarter and fiscal 2006 was $0.9 million or $0.13 per share and $0.4 million or $0.05 per share, respectively.

“Our fiscal 2006 results reflect the significant investments we have made in all three businesses during the past few years,” said Tom Franza, President and Chief Executive Officer of Comarco. “Our WTS business had a record year with significant sales to Verizon in support of their 3G network quality of service program. With respect to our call box business, we are entering fiscal 2007 with a strong backlog of contracts and awarded projects to upgrade the installed base to digital and TTY technologies. Finally, our ChargeSource business continues to ramp-up through the efforts of Kensington, our retail distributor.

“The wireless industry continues to place an increasing value on network quality of service as evidenced by the improved performance of our WTS business, as well as by the recent sale of SwissQual,” continued Franza. “Through our collaboration with SwissQual, Comarco’s Seven. Five product platform has dominated the European quality of service market for wireless test systems and now has a significant installed base throughout Europe. While we expect SwissQual to continue as the

2 Cromwell, Irvine,    CA 92618 U.S.A. Office: (949) 599-7400    Fax: (949) 599-1415

exclusive reseller of our WTS products in our European region through January 2007, we are currently establishing a direct sales and support organization to expand our relationships with the installed base once the current reseller agreement expires.”

WTS revenue was $7.4 million in the fourth quarter of fiscal 2006 up 95% compared with $3.8 million reported for the fourth quarter of fiscal 2005 and down slightly sequentially compared with $7.5 million reported for the third quarter of fiscal 2006. WTS revenue was $24.5 million in fiscal 2006, up 46% compared with $16.8 million reported for fiscal 2005.

ChargeSource revenue for the fourth quarter of fiscal 2006 was $4.7 million, up 224% compared with $1.4 million reported for the fourth quarter of fiscal 2005 and up 15% sequentially compared with $4.1 million reported for the third quarter of the fiscal 2006. ChargeSource revenue was $12.3 million in fiscal 2006, up 113% compared with $5.8 million reported for fiscal 2005.

Callbox revenue was $2.1 million for the fourth quarter of fiscal 2006, up 38% compared with $1.5 million reported for the fourth quarter of fiscal 2005 and up 10% sequentially compared with $2.0 million reported for the third quarter of fiscal 2006. Call box revenue was $10.0 million, up 52% compared with $6.6 million reported for fiscal 2005.

Business Outlook

On a combined basis, the Company expects revenue for fiscal 2007 to increase at least 20% compared with $46.9 million reported for fiscal 2006. The Company’s wireless test solutions business derives revenue from a limited set of customers and the timing and size of customer orders can vary greatly. As a result, WTS revenue can fluctuate from quarter to quarter. During fiscal 2006, a U.S.-based wireless carrier accounted for a significant portion of WTS revenue which the Company does not expect to recur to the same extent in fiscal 2007. Currently, the Company expects WTS revenue for fiscal 2007 to range between $20 million to $24 million with a stronger second half of the year. WTS revenue for the first quarter ending April 30, 2006 is expected to range between $3.5 million and $4.0 million.

Regarding ChargeSource, the Company expects to continue to gain placement in retail, OEM, and other channels through its relationship with Kensington and others and launch a range of strategic new products. As a result, the Company expects ChargeSource revenue for fiscal 2007 to grow in comparison to the prior fiscal year and range between $16.0 million and $18.0 million. ChargeSource revenue for the first quarter of fiscal 2007 is expected to range between $3.5 million and $4.0 million.

The Company’s call box business entered fiscal 2007 with contracts to upgrade a significant portion of the installed base to digital and TTY technologies. Supported by these contracts and project awards, fiscal 2007 revenue for the emergency call box business is currently expected to total approximately $16.0 to $18.0 million. During the first quarter of fiscal 2007, Comarco experienced a delay in commencing work on a significant upgrade project. This project is now expected to commence in May 2006. Call box revenue for the first quarter of fiscal 2007, therefore, is expected to range between $2.5 million and $3.0 million.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified

2 Cromwell, Irvine,    CA 92618 U.S.A. Office: (949) 599-7400    Fax: (949) 599-1415

by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2006.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal fourth quarter and full year 2006 ended January 31, 2006, current corporate developments and its outlook for fiscal 2007 at 11 a.m. Pacific Time on May 2, 2006. Dial (800) 257-1927 domestically or (303) 262-2138 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11059621#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

###

2 Cromwell, Irvine,    CA 92618 U.S.A. Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended January 31, (Unaudited)		Year Ended January 31, (A)
	2006	2005	2006	2005
Revenues	$14,208	$6,782	$46,878	$29,223
Cost of revenues:
Cost of goods sold	8,483	4,802	27,964	18,915
Software development amortization	473	488	1,948	1,993

	8,956	5,290	29,912	20,908
Gross profit	5,252	1,492	16,966	8,315
Selling, general and administrative costs	2,694	2,387	9,490	9,001
Engineering and support costs	2,060	1,916	7,682	7,521

Operating income (loss)	498	(2,811)	(206)	(8,207)
Other income	149	50	345	180
Gain on sale of investment in SwissQual and intangible asset	6,438	—	6,438	—
Minority interest	—	6	—	72

Income (loss) before income taxes	7,085	(2,755)	6,577	(7,955)
Income tax expense	170	—	201	2,426

Income (loss) from continuing operations	6,915	(2,755)	6,376	(10,381)
Income (loss) from discontinued operations	—	111	(45)	325

Net income (loss)	$6,915	$(2,644)	$6,331	$(10,056)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.93	$(0.37)	$0.86	$(1.41)
Income (loss) from discontinued operations	—	0.01	(0.01)	0.04

Net income (loss)	$0.93	$(0.36)	$0.85	$(1.37)

Weighted average common shares outstanding:
Basic	7,422	7,368	7,422	7,327

Diluted	7,462	7,368	7,437	7,327

Common shares outstanding	7,423	7,422	7,423	7,422

(A)	Derived from the audited consolidated financial statements.

2 Cromwell, Irvine,    CA 92618 U.S.A. Office: (949) 599-7400    Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31, 2006 (A)	January 31, 2005 (A)
ASSETS
Current Assets:
Cash and cash equivalents	$26,017	$12,270
Short-term investments	1,166	1,598
Accounts receivable, net	9,285	4,575
Accounts receivable subject to litigation, net	500	701
Amounts due from affiliate	—	1,100
Inventory	8,749	8,448
Other current assets	423	817

Total current assets	46,140	29,509
Property and equipment, net	1,595	2,154
Software development costs, net	1,361	3,543
Intangible assets, net	1,257	1,495
Goodwill, net	2,394	2,394
Other assets	58	1,131

	$52,805	$40,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$727	$101
Deferred revenue	5,480	3,747
Deferred compensation	1,166	1,598
Accrued liabilities	9,324	5,006

Total current liabilities	16,697	10,452
Stockholders’ equity	36,108	29,774

	$52,805	$40,226

(A)	Derived from the audited consolidated financial statements.

2 Cromwell, Irvine,    CA 92618 U.S.A. Office: (949) 599-7400    Fax: (949) 599-1415